Exhibit 10.33
January 14, 2008
Harrald Kroeker
3525 Marquette
Dallas, TX 75225
Dear Harrald:
Congratulations on your promotion to President, DSD Group for Dean Foods Company. This position will report to me and be based in Dallas, Texas.
Here are the specifics of your offer:
Effective Date
The effective date of your new position is January 1, 2008.
Base Salary
You will be paid $20,625 on a semi-monthly basis, which equates to an annual salary of $495,000 (+10%). This includes your normal merit increase scheduled for January 2008. Your salary will be reviewed annually.
Annual Bonus Opportunity
As President, DSD, you will be eligible to earn an annual bonus with a target amount equal to 70% of your annualized base salary, subject to the achievement of certain operating targets for the company and certain individual targets. You can earn up to 200% of your targeted bonus if operating targets are exceeded.
Long Term Incentive Compensation
You will be granted options to purchase 70,000 shares of Dean Foods common stock. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. You will also be awarded 20,500 restricted shares. These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program in the future, commencing in January 2009. The amount and nature of future long-term incentive awards will be determined by the Board of Directors.
Benefits
You will continue to be eligible for the same benefits package (medical, dental, vision, 401k, SERP, annual company paid physical and executive long-term disability insurance, and more) that you have today.

Conclusion
Harrald, I am very excited about your new opportunity, and I look forward to your future contributions to Dean Foods.
Best regards,
/s/ Gregg Engles
Gregg Engles
President and Chief Executive Officer
Agreed and accepted:

/s/ Harrald Kroker Harrald Kroeker

Jan 14/08 Date

cc:	Paul Moskowitz Doug Johnson Fanny Sheumaker Melinda Conley